Exhibit 99.1

Q3’21 Earnings Press Release

Everspin Reports Unaudited Third Quarter 2021 Financial Results

The Company Reports its Best Quarter in Company History

Chandler, AZ, November 11, 2021 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced preliminary unaudited financial results for the third fiscal quarter of 2021.

Third Quarter 2021 Highlights

●	Q3’21 revenue increased 25% and $2.9 million from $11.9 million in the prior quarter to $14.8 million. This is an increase of 46.5% compared to $10.1 million of revenue in Q3’20.
●	The Company reported record net income of $880k for Q3’21, resulting in year-to-date net income for FY2021 of $676k. This is compared to a net loss reported of $3.9 million for Q3’20, with a prior year-to-date net loss of $6.9 million for the nine months ended September 30, 2020.
●	Ended Q3’21 with cash and equivalents of $14.6 million; which is an increase from $14.2 million reported in the prior quarter.

“Everspin’s Q3 results are a reflection of our team’s ability to deliver on growing product revenue and monetizing our IP,” stated Darin Billerbeck, Everspin’s Executive Chairman and Interim CEO.

Third Quarter 2021 Results

Total revenue for the third quarter of 2021 was $14.8 million, an increase of 25% from the $11.85 million reported last quarter. This is an increase of 46.5% compared to $10.1 million of revenue in Q3’20.

MRAM product sales in the third quarter, which includes both Toggle and STT-MRAM revenue, was $12 million vs $10.2 million in the prior quarter and $9.6 million in Q3’20. In Q3’21, the company entered into an intellectual property (“IP”) monetization deal worth $5.25 million. $1.3 million in revenue was recognized in Q3’21 and the remaining $3.95 million of revenue is expected to be recognized in Q4’21. Licensing, Royalties and Other revenue in the quarter was $2.8 million compared to $1.7 million in the previous quarter and $0.5 million in the prior year period. The increase in total revenue is due to strong Toggle sales, revenue recognition from a U.S. Government RAD-Hard program entered into earlier this year and the IP monetization deal note above.

Gross margin for the third quarter of 2021 was 57.1%, compared to 60.8% in the prior quarter and 23.0% in the third quarter of 2020.

GAAP operating expenses for the third quarter of 2021 increased to $7.4 million, compared to $6.7 million in the second quarter of 2021 primarily due to increases in research and development, sales and marketing and administrative costs. This is compared to operating expenses of $6.0 million in the third quarter of 2020. GAAP operating expenses in the third quarter of 2021 included $1.03 million of stock-based compensation, compared to $704k in the prior quarter and $910k in the third quarter of 2020.

GAAP net income for the third quarter of 2021 was $880k, or $0.05 per share, based on 19.5 million weighted-average basic common shares outstanding. This compares to a net income of $256k, or $0.01 per basic share, in the second quarter of 2021 and a net loss of $3.9 million, or ($0.21) per basic share, in the third quarter of 2020.

Adjusted EBITDA for the third quarter of 2021 improved to $2.5 million, compared to $1.5 million in the prior quarter and a negative ($2.0) million in the third quarter of 2020.

Cash and cash equivalents as of September 30, 2021, were $14.6 million, compared to $14.2 million in the prior quarter, and an increase from $13.9 million at the end of the third quarter of 2020.

Business Outlook

For the fourth quarter 2021, Everspin expects total revenue in a range of $16.25 million to $17.25 million which, at the mid-point of $16.75 million, represents a 13.2% increase over $14.8 million third quarter 2021 actuals. The revenue range reflects expected product revenue growth as well as the remaining $3.95 million of revenue expected to be recognized for the IP monetization deal discussed above. Everspin expects a GAAP net income per basic share of between $0.02 and $0.08, primarily driven by expenses related to next generation 28nm STT MRAM product and price increases from our suppliers.

This outlook is dependent on Everspin's current expectations, which may be impacted by, among other things, evolving external conditions, such as the resurgence of COVID-19 and its variants, local safety guidelines, worsening impacts due to supply chain constraints or interruptions, and the other risk factors described in Everspin's filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) during 2021, as well as in its subsequent filings with the SEC.

MRAM Solution Designed into Lucid Air Luxury Electric Vehicles

In June 2021, Everspin announced MRAM Solutions will be designed into Lucid Air Luxury Electric Vehicles. Everspin believes the adoption of its MRAM technology in the Lucid Air – which delivers new benchmarks in range, efficiency, and power for electric vehicles – is a strong endorsement of the value of persistent, non-volatile memory that does not have the traditional wear-out problems associated with alternative memory technologies.

Use of Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Adjusted EBIDTA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) adjusted for interest expense, taxes, depreciation and amortization, stock- based compensation expense, and restructuring costs if any.

Our management and board of directors use Adjusted EBIDTA to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operating and financing plans. Accordingly, our management believes that this non-GAAP measure provide useful information for investors in understanding and evaluating our operating results in the same manner as our management and our board of directors, as well as facilitating comparisons of our operating performance on a period-to-period basis.

Non-GAAP financial measures, including Adjusted EBIDTA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly- filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors on Thursday, November 11 at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 2075705. International callers may join the call by dialing +1-404-537-3406, using the same code. The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call through November 19, 2021. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 2075705. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “believe”, “will”, “may”, “estimate”, “continue”, “anticipate”, “intend”, “should”, “plan”, “expect”, “predict”, “could”, “potentially" or the negative of these terms or similar expressions. These include, but are not limited to, our future plans, strategies, objectives, expectations, intentions and financial performance, including the outlook and guidance for fourth quarter 2021 results, and the assumptions that underlie these statements. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2021, as well as in its subsequent filings with the SEC. Any forward- looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Company Contact:

Anuj Aggarwal, CFO

T: 480-347-1082

E: anuj.aggarwal@everspin.com

EVERSPIN TECHNOLOGIES, INC.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$14,558	$14,599
Accounts receivable, net	10,629	7,607
Inventory	6,668	5,721
Prepaid expenses and other current assets	337	270
Total current assets	32,192	28,197
Property and equipment, net	951	1,946
Right-of-use assets	1,270	2,313
Other assets	488	73
Total assets	$34,901	$32,529

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,663	$2,224
Accrued liabilities	2,523	2,232
Deferred revenue	1,382	—
Current portion of long-term debt	3,364	4,242
Operating lease liabilities	1,011	1,508
Other liabilities	36	31
Total current liabilities	10,979	10,237
Long-term debt, net of current portion	2,100	3,748
Operating lease liabilities, net of current portion	268	903
Long-term income tax liability	229	229
Total liabilities	$13,576	$15,117
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 19,552,125 and 19,031,556 shares issued and outstanding as of September 30, 2021 and December 31, 2020	2	2
Additional paid-in capital	177,821	174,584
Accumulated deficit	(156,498)	(157,174)
Total stockholders’ equity	21,325	17,412
Total liabilities and stockholders’ equity	$34,901	$32,529

EVERSPIN TECHNOLOGIES, INC.

Condensed Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Product sales	$12,037	$9,577	$31,292	$30,139
Licensing, royalty, patent, and other revenue	2,758	543	5,631	1,915
Total revenue	14,795	10,120	36,923	32,054
Cost of product sales	6,043	7,763	14,629	19,009
Cost of licensing, royalty, patent, and other revenue	304	28	665	174
Total cost of sales	6,347	7,791	15,294	19,183
Gross profit	8,448	2,329	21,629	12,871
Operating expenses:[1]
Research and development	3,105	2,579	8,901	8,383
General and administrative	2,996	2,549	8,177	7,797
Sales and marketing	1,272	912	3,304	3,071
Total operating expenses	7,373	6,040	20,382	19,251
Income (loss) from operations	1,075	(3,711)	1,247	(6,380)
Interest expense	(165)	(157)	(461)	(501)
Other (expense) income, net	(8)	(3)	(35)	60
Net income (loss) before income taxes	902	(3,871)	751	(6,821)
Income tax expense	(22)	(24)	(75)	(100)
Net income (loss) and comprehensive income (loss)	$880	$(3,895)	$676	$(6,921)
Net income (loss) per share attributable to common stockholders:
Basic	$0.05	$(0.21)	$0.03	$(0.37)
Diluted	$0.04	$(0.21)	$0.03	$(0.37)
Weighted average common shares used to compute net income (loss) per common share attributable to common stockholders:
Basic	19,511,132	18,942,163	19,296,241	18,705,149
Diluted	19,912,918	18,942,163	19,787,889	18,705,149

[1]Operating expenses include stock-based compensation as follows:
Research and development	$428	$182	$874	$538
General and administrative	434	657	1,224	1,888
Sales and marketing	165	71	376	207
Total stock-based compensation	$1,027	$910	$2,474	$2,633

EVERSPIN TECHNOLOGIES, INC.

Reconciliation of Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	September 30,
	2021	2021	2021	2020
Adjusted EBITDA reconciliation:
Net income (loss)	$880	$256	$(460)	$(3,895)
Depreciation and amortization	361	373	383	799
Stock-based compensation expense	1,027	704	743	910
Interest expense	165	144	152	157
Income tax expense	22	44	9	24
Adjusted EBITDA	$2,455	$1,521	$827	$(2,005)

EVERSPIN TECHNOLOGIES, INC.

Condensed Statement of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net income (loss)	$676	$(6,921)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,117	1,611
Stock-based compensation	2,474	2,633
Non-cash warrant revaluation	5	2
Non-cash interest expense	274	231
Changes in operating assets and liabilities:
Accounts receivable	(3,022)	(2,368)
Inventory	(947)	1,690
Prepaid expenses and other current assets	(67)	440
Other assets	(175)	—
Accounts payable	656	(31)
Accrued liabilities	655	(692)
Deferred revenue	1,382	—
Lease liabilities	(90)	(132)
Net cash provided by (used in) operating activities	2,938	(3,537)
Cash flows from investing activities
Purchases of property and equipment	(578)	(307)
Net cash used in investing activities	(578)	(307)
Cash flows from financing activities
Payments on long-term debt	(2,800)	—
Payments on finance lease obligation	—	(6)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	399	1,206
Proceeds from issuance of common stock in at-the-market offering, net of issuance costs	—	2,084
Net cash (used in) provided by financing activities	(2,401)	3,284
Net decrease in cash and cash equivalents	(41)	(560)
Cash and cash equivalents at beginning of period	14,599	14,487
Cash and cash equivalents at end of period	$14,558	$13,927
Supplementary cash flow information:
Interest paid	$178	$271
Operating cash flows paid for operating leases	$1,212	$1,298
Financing cash flows paid for finance leases	$—	$6
Non-cash investing and financing activities:
Increase of right-of-use asset and lease liability due to lease modification	$—	$545
Purchases of property and equipment in accounts payable and accrued liabilities	$—	$8
Bonus settled in shares of common stock	$364	$315
Issuance of warrant with debt	$—	$152